Exhibit 99.1

Canterbury Park Holding Corporation Reports 2010 Financial Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--March 28, 2011--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced financial results for the fourth quarter and year ended December 31, 2010.

Results for the Quarter Ended December 31, 2010
The Company’s net revenues in the fourth quarter were $8.7 million, up 7.2% from revenues of $8.1 million during the same period in 2009. The Company reported net income of $161,279, or $.04 net earnings per share, for the 2010 fourth quarter, compared to a net loss of $99,100, or a $.02 net loss per share in the same 2009 period.

Results for the Year Ended December 31, 2010
The Company’s net revenues in 2010 were $39.9 million, up $0.3 million, or 0.8%, from 2009 net revenues of $39.6 million. This increase was due to a 9.9% increase in Card Casino revenues that was largely offset by a 10.2% decrease in pari-mutuel revenues and a 1.3% decrease in concession revenues. Operating expenses in 2010 exceeded revenues, increasing 4.7% to $41.2 million in 2010, primarily due to increases in federal and state tax charges related to salaries and benefits, increased expenditures in support of legislation that would authorize electronic gaming devices at the Racetrack, and a one-time charge of $909,540 due to the write-off of assets disposed of in remodeling our Card Casino. The Company experienced a net loss in fiscal 2010 of $992,206, or a net loss of $.25 per share, compared to net income of $60,970 in 2009, or $0.02 earnings per share.

Further financial results for the fourth quarter and year ended December 31, 2010 are presented in the accompanying table, and additional information will be provided in the Company’s Form 10-K Report that will be filed on March 31, 2011 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and Chief Executive Officer, commented: “We are encouraged by the increase in revenue from our Card Casino due largely to the extensive remodeling project we completed in April 2010. As a result, the Company finished with a profitable fourth quarter and experienced its best net earnings since the first quarter of 2009. The increase in Card Casino revenues was, however, offset by the decline in revenues from horse racing due to poor economic conditions and the continuing growth in illegal Internet wagering on horse races by Minnesota residents. While we believe our major renovation of the Card Casino was a positive step as demonstrated by the increase in our revenues, this action required the disposal and write-off of card room assets that were not fully depreciated and which had a remaining net book value of $909,540. This resulted in a further and significant negative impact on our year-end results.”

“With improved results in our new Card Casino and the opportunity to grow our table games revenue even more, combined with our strong balance sheet, we believe we are well positioned to meet the immediate challenges of the current economic climate and to benefit from further improvements in consumer spending. We still face, however, a number of longer-term challenges as we work to improve the results of our pari-mutuel operations, including declines in handle and intense competition for racehorses with tracks that are able to subsidize their purses with alternative gaming revenues.”

Mr. Sampson concluded: “Because it would not only benefit the Company but also represent good public policy, we will continue to vigorously advocate for legislation that would authorize a Racino at Canterbury Park. It would enhance our horse racing with increased purses, create a significant number of new jobs as well as other growth and development opportunities, and produce significant new tax revenues for state and local governments that are grappling with serious deficit issues.”

The Company also announced that its 2011 Annual Meeting of Shareholders will be held on Thursday, June 2, 2011 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is Thursday, April 7, 2011.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2011 live race meet begins on May 20th and ends September 5. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered in the Card Casino, competition from other venues offering unbanked card games or other forms of wagering, competition from other sports and entertainment options, costs associated with our efforts to obtain legislative authority for additional gaming options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS

	(Unaudited)		(Unaudited)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Net Operating Revenues	$8,666,326	$8,082,431	$39,920,184	$39,588,583

Operating Expenses	($8,470,199)	($8,180,241)	($41,197,303)	($39,363,396)

Income (Loss) from Operations	$196,127	($97,810)	($1,277,119)	$225,187

Non-Operating Revenues, net	$52	$15,810	$12,913	$35,583

Income Tax (Expense) Benefit	($34,900)	($17,100)	$272,000	($199,800)

Net Income (Loss)	$161,279	($99,100)	($992,206)	$60,970

Basic Net Income (Loss) Per
Common Share	$0.04	($0.02)	($0.25)	$0.02

Diluted Net Income (Loss) Per
Common Share	$0.04	($0.02)	($0.25)	$0.02

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson
952-445-7223